Exhibit 10.16

ENGERGY AND TECHNOLOGY SERVICES AGREEMENT

Party A: 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.

Party B: 21Vianet Xi’an Technology Limited

(Collectively, the “Parties”)

The Parties agree as follows in connection with the provision of Internet data center smart energy technology services to Party A from Party B through friendly negotiations and based on the principles of mutual benefit and long-term cooperation.

ARTICLE 1 SUBJECT MATTER AND PRICE

The subject matter under this Agreement is the provision of Internet data center smart energy technology services to Party A by Party B. For purpose of this Agreement, “smart energy technology services” mean the technical and other services relating to the design, layout, construction and operation of data center by Party B based on its patents and proprietary technologies, so as to realize integrated application of technologies and resources in power, air-conditioning and ventilation systems and high-performance cabinets for the purpose of operating the data center on energy saving, emission reduction and environment friendly means.

Product I - Complete Services, which mean the provision by Party B of all-round data center services for the cabinet and its undercarriage. For purpose of this Paragraph, “cabinet” means the rack located at No.1 Multiple-Tier Plant, Phase II, Exports Processing Zone, Xi’an, Shannxi (i.e., Xi’an JingKai Data Center), which is equipped with a UPS of 4KVA/18A.

Product II - Basic Services, which mean the operating environment in No.1 Multiple-Tier Plant, Phase II, Exports Processing Zone, Xi’an, Shannxi (i.e., Xi’an JingKai Data Center) owned by Party B, including space, power and infrastructure (cold, hot, power and high-voltage power distribution system) and related security, cleaning, dedusting, fire prevention, safety control and technology services, as well as the conditions acceptable for the operation of the equipment and cabinets of Party B.

ARTICLE 2 TERM

The services provided by Party B to Party A under this Agreement will have a term of 12 months, commencing on December 1, 2010 and ending on November 30, 2011.

ARTICLE 3 PRICE AND PAYMENT

The Parties agree that Party A will make payment to Party B as follows in connection with their cooperation under this Agreement:

1.	Price

(1)	Product I - RMB2,228.00/month/cabinet, provided that the peak electricity consumed per cabinet is no more than 20A, and their average electricity consumed is no more than 18A. The price is subject to calculation based on the actual consumption of electricity.

(2)	Product II - RMB1,069.00/month/cabinet. The price is subject to calculation based on the actual consumption of electricity.

2.	Confirmation and Settlement

It is agreed that the consumption of services and resources will be confirmed on a monthly basis. The service fee for any cabinet which uses power services prior to the 15th of each month will be payable on a monthly basis, and the service fee for any cabinet which uses power services later than the 15th of each month will be payable on a semi-monthly basis; provided however, that the service fee for Product I and Product II may also be settled on a daily basis, under which circumstance the monthly fee for cabinets shall be the total numbers of cabinets multiplied by the days of power used divided by the number of use days in such month. The results shall be rounded.

Party B shall confirm the consumption of resources for each month with Party A by the last day of such month in the form of a confirmation letter which upon fixture of seals by the Parties, will constitute one of the evidences for settlement of service fees.

3.	Payment Time and Method

Party A will make payment of the service fees for any month no later than the 20th day of the immediately following month. Party B will provide to Party A a valid invoice within five days prior to the payment of Party A.

ARTICLE 4 RIGHTS AND OBLIGATIONS OF PARTY A

1.	Party A undertakes to take the following responsibilities in the capacity of IDC service provider and Internet access service provider in accordance with relevant laws and regulations, and shall be held liable for all losses incurred by Party B arising from its failure to perform any of such responsibilities:

(1)	Party A warrants that its clients will be in strict compliance with relevant laws, regulations and administrative rules, such as the Internet Information Services Administrative Measures, the Computer Information Network Worldwide Web Security Protection Administrative Measures, and the Internet Electronic Bulletin Services Administrative Regulations, in connection with any activity under this Agreement, and may not use any leased services for any purposes which may endanger national security, divulge state secrets, commit any crime or any other acts which may impair social security.

(2)	If any client of Party A is in breach of any laws, regulations and administrative rules in connection with use of any services under this Agreement, Party A shall immediately suspend its services to the client up to termination part or the whole of this Agreement, and shall concurrently notify Party B. If any competent government agency issues any forbidding order or similar requirement relating to any services under this Agreement, Party A shall comply with such order or requirement immediately.

(3)	Party A warrants that the contents provided by its clients will not infringe the valid rights of any other party and, if there occurs any such infringement, Party A shall be liable for all losses incurred by Party B arising thereof.

2.	Party A warrants that all software and hardware equipment/systems under its hosting as well as any other services provided based thereon have all requisite licenses and authorizations, and continue to maintain such licenses and authorizations during the term of this Agreement.

3.	Party A will be responsible for the transportation, installation, operation, maintenance, as well as data security, backup and deletion regarding all software and hardware equipment/systems under its hosting, and will cause designated employee to conduct coordination with the technical personnel of Party B. Any breakdown arising from the server of Party A shall be revolved by Party A promptly.

4.	Party A warrants that the equipment under its hosting is in compliance with national standards on electronics and communication equipment, and all systems installed upon such equipment is in compliance with relevant communication standards.

5.	Party A will make payment of fees in the amount and timeframe provided under this Agreement.

ARTICLE 5 RIGHTS AND OBLIGATIONS OF PARTY B

1.	Party B will be responsible for the physical safety of the hosting equipment of Party A to ensure its normal operation. If any hosting equipment of Party A suffers any loss or system breakdown due to inconsistent power supply or water leakage by or relating to Party B, Party B will resolve such breakdown immediately and indemnify any loss suffered by Party A, if any, provided that the indemnification shall be no more than the replacement price of the equipment of Party A that is damaged thereof.

2.	Party B shall provide assistance and coordination in connection with the system installation, network commissioning, and onsite maintenance by Party A.

3.	Party B shall be responsible for the safety of the computer rooms and client equipment, and provide real-time telephone response as well as 7*24 network maintenance services for the server of Party A. Party B will provide technical support at the request of Party A for system re-starting from power interruption.

4.	Party B shall notify Party A 48 hours in advance in writing of any foreseeable occurrence which may affect the use of services by Party A, including wire inspection, system relocation, and software upgrade.

5.	Party B shall collect the fees provided under this Agreement.

ARTICLE 6 BREACH LIABILITIES

1.	None of the Parties may suspend performance of this Agreement, and any Party failing to do so will be deemed to be in breach of this Agreement and be liable for any direct economic loss incurred by the other Party.

2.	Party A will make payment of the fees provided under this Agreement and, if it fails to do so, Party B may request payment of such fees plus liquidated damages in the amount of 0.3% of the overdue payment for each day overdue. If Party A fails to make payment provided under this Agreement for more than 30 days, Party B may suspend its services to Party A. If Party A fails to make payment for more than 60 days and fails to pay the liquidated damages, Party B may terminate its services. Upon such termination, Party A will make full payment of any fees and damages due and payable to Party B in lump sum. If Party A fails to do so, Party B reserve the right to dispose any equipment of Party A, and any proceeds from such disposition will be used to set off any fees and damages due and payable to Party B and the remaining amount, if any, will be returned to Party A. If Party A makes full payment of any fees and damages due and payable to Party B upon termination of services by Party B, Party A will remove its equipment from the site of Party B. if Party A fails to do so, Party B reserves the right to dispose any such equipment and any loss and consequence incurred by Party A, any clients of Party A or any third party will be borne by Party A.

3.	If any Party is in breach of this Agreement, the non-breaching Party may request the breaching Party to cease such breach and indemnify the non-breaching Party in writing. If each of the Parties is in breach of this Agreement, each of them will be held liable based on their breach. The Parties agree to resolve any breach or indemnification according to the dispute resolution terms of this Agreement if no agreement fails to be made thereon.

ARTICLE 7 DISCLAIMER

Party B will not be liable for any loss or adverse consequence arising from its failure to provide services as provided under this Agreement if:

(1)	Party A fails to pay the fees and other payment payable to Party B provided under this Agreement;

(2)	Party B conducts construction, inspection and maintenance of the wires or equipment with prior notice to Party A;

(3)	Party A or any of its clients is found of any fault; or

(4)	Any problem occurs in connection with the operating system, application software, data or system security or administration of Party A or its clients.

ARTICLE 8 CONFIDENTIALITY

1.	Each of the Parties will keep in confidence during and after the term of this Agreement any confidential materials or information it receives from the other Party in connection with execution or performance of this Agreement (the “Confidential Information”). Without prior written consent of the other Party, neither Party may disclose the content of this Agreement or any Confidential Information to any third party. Any Party failing to comply with Confidentiality clause will be deemed in breach of this Agreement and will be liable for any losses suffered by the non-breaching Party.

2.	Upon expiration or termination of this Agreement and at the written request of the other Party, the Party receiving any Confidential Information from the other Party will return to the other Party or destroy any documents, materials, software, and client information containing the Confidential Information, and may not use any such Confidential Information.

ARTICLE 9 FORCE MAJEURE

If any or both of the Parties is unable to perform this Agreement due to any force majeure event, the Party encountering such force majuere event may be resolved from its responsibility under this Agreement according to law; provided, however, that such Party will notify the other Party of such force majeure event within 15 days upon its occurrence in writing, along with an evidence from a competent authority. The Party encountering the force majeure event shall continue to perform this Agreement within a reasonable time upon elimination of the force majeure event. For purpose of this Agreement, force majeure events mean unavoidable events such as acts of God, wars, government acts, and breakdown of third party services.

ARTICLE 10 DISPUTE RESOLUTION

Any dispute arising from this Agreement shall be resolved by the Parties through friendly negotiations; if such negotiations fail, the Parties agree to submit the dispute before a court at the place where Party B is located.

ARTICLE 11 EFFECTIVENESS, RENEWAL, AMENDMENT AND TERMINATION

1.	Anything not provided herein shall be negotiated by the Parties separately, and any agreement reached by the Parties in the forms of Agreement, memorandum or schedules shall enjoy the same legal force as this Agreement after such agreement has been executed and affixed with seals by the Parties.

2.	This Agreement is the conclusive Agreement regarding the subject matter under this Agreement and supersedes all prior Agreements made by the Parties in respect of the subject matter.

3.	This Agreement will be effective upon execution and affixture of seal by the Parties, and shall have a term of one year.

4.	This Agreement is in four copies, with each Party holding two copies. Each of such copies shall enjoy the same legal force.

Party A:

21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd. (seal)

Signature: /s/ authorized signatory

Party B:

21Vianet Xi’an Technology Limited (seal)

Signature: /s/ authorized signatory